Exhibit 23.11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-1 (File No. 333-________ ) of our report dated March 26, 2024, relating to the consolidated financial statements of GT Biopharma, Inc. and Subsidiaries as of December 31, 2023 and 2022 which appear in GT Biopharma, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission on March 26, 2024. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related Prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California
June 18, 2024